Exhibit 10.29

PROMISSORY NOTE

$1,500,000.00	April 16, 2007

FOR VALUE RECEIVED, the undersigned, Nextera Enterprises, Inc., a Delaware corporation (the “Company” or “Borrower”), promises to pay to Mounte LLC, a Delaware limited liability company (“Lender”), such place as Lender may from time to time designate by written notice to Borrower, in lawful money of the United States of America, without abatement, demand, deduction, set-off or counterclaim, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) together with interest thereon at the rate of seven percent (7%) per annum, compounded annually, from the date first set forth above until all outstanding principal, accrued interest and other charges under this Note (the “Note”) are paid in full.

Section 1.               Principal Payment.  On the Maturity Date (as defined below), the entire outstanding principal amount and any unpaid and accrued interest shall be immediately due and payable by Borrower to Lender in lawful money of the United States.  Each payment in connection with this Note shall be paid by the Borrower to the Lender at the Lender’s principal office or to such bank account as shall be notified by the Lender to the Borrower in writing, and such payments shall be made in immediately available funds not later than 12:00 noon (Pacific Standard Time) on the due date for each such payment.

Section 2.               Interest Payment.  The outstanding principal amount of this Note shall bear interest, for each day from the date of this Note’s origination until its principal amount is paid in full, at a rate per annum equal to 7%; provided, however, if a Default or Event of Default shall have occurred and be continuing, at the election of the Lender confirmed by written notice to the Borrower, the interest rate hereunder shall be increased by two percent (2%) per annum to nine percent (9%) per annum until such Default or Event of Default shall have been cured or waived.  All interest shall be due and payable in quarterly installments on each March 31, June 30, September 30 and December 31 of each year (each an “Interest Payment Date”) and shall be computed on the basis of a 365-day year and paid for the actual number of days elapsed.  Notwithstanding any provision in this Note to the contrary, through the Maturity Date, in lieu of paying in cash the interest accrued to any Interest Payment Date, at the option of the Borrower any accrued but unpaid interest shall be capitalized and added as of such Interest Payment Date to the principal amount of this Note (the “PIK Amount”).  Such PIK Amount shall bear interest from the applicable Interest Payment Date at the same rate per annum and payable in the same manner as in the case of the original principal amount of this Note and shall otherwise be treated as principal of this Note for all purposes.  From and after each Interest Payment Date, the principal amount of this Note shall, without further action on the part of the Borrower or the Lender be deemed to be increased by the PIK Amount so capitalized and added to principal in accordance with the provisions hereof.

Section 3.               Restrictions on Payments of Principal and Interest.  Notwithstanding any provision in this Note to the contrary, all payments of interest and/or principal in cash under this Note shall be subject to the restrictions and limitations set forth in Section 7.6 of the Credit

Agreement, dated as of March 9, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Woodridge Labs, Inc. (formerly known as “W Lab Acquisition Corp.”), a Delaware corporation, the several financial institutions from time to time party to the Credit Agreement as lenders thereunder, and NewStar Financial, Inc., as the administrative agent for the Lenders (“Administrative Agent”).  Borrower and Lender acknowledge and agree no payments of principal or interest may be made in cash by Borrower under this Note unless such payment complies with the restrictions and limitations set forth in Section 7.6 of the Credit Agreement.

Section 4.               Maturity Date.  The entire principal amount of this Note and any other sums due hereunder, shall become immediately due and payable without further demand or notice to Borrower on April 1, 2012 (the “Maturity Date”).  In addition, the Note shall also become fully due and payable (A) if Lender accelerates the maturity of the Note pursuant to Section 6; or (B) if Borrower (i) admits in writing its inability to pay debts, (ii) makes an assignment for the benefit of creditors, (iii) files a voluntary petition in bankruptcy, effects a plan or other arrangement with creditors, liquidates its assets under arrangement with creditors, or liquidates its assets under court supervision, (iv) has an involuntary petition in bankruptcy filed against it that is not discharged within sixty (60) days after such petition is filed, or (v) applies for or permits the appointment of a receiver or trustee or custodian for any of its property or assets which shall not have been discharged within sixty (60) days after the date of appointment.

Section 5.               Use of Proceeds.  The entire proceeds of this Note may be used only for the purposes set forth in paragraph (g) of the definition of “Permitted Investor Debt” in the Credit Agreement.

Section 6.               Events of Default.  The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an “Event of Default”) hereunder (“Default” means any condition or event which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default under this Note):  (A) a Default or Event of Default (each as defined in the Credit Agreement) exists under the Credit Agreement which shall not have been cured or waived within thirty (30) days; or (B) if Borrower defaults in the performance of any obligation contained in this Note (including any amendment, modification or extensions thereof) and such default shall not have been cured by Borrower or waived by Lender within ten (10) days.

Section 7.               Remedies.  If an Event of Default occurs and is continuing hereunder, the Lender may, by written notice to the Borrower, declare the unpaid principal amount of this Note, to be, and the same shall thereupon become, due and payable together with any and all accrued interest thereon, without presentment, demand, protest, any additional notice whatsoever or other requirements of any kind, all of which are hereby expressly waived by the Borrower, except as otherwise provided herein or by Applicable Law; provided, however, that all rights and remedies of Lender hereunder shall be subject to the provisions of the Standstill Agreement by and between Borrower, Lender and Administrative Agent dated as of the date hereof.

Section 8.               Failure or Delay; Waiver.  No failure or delay on the part of the Lender in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.  The remedies provided for under this Note are cumulative and are not exclusive of any remedies that may be available to the Lender at law, in equity, or otherwise.  The waiver by Lender of any breach of or default under any term, covenant or condition contained herein or in any other agreement referred to above shall not be deemed to be a waiver of any subsequent breach of or default under the same or any other such term, covenant or condition.

Section 9.               No Usury.  Anything in this Note to the contrary notwithstanding, it is expressly stipulated and agreed that the intent of Borrower and Lender is to comply at all times with all usury and other laws relating to this Note.  If the laws of the State of California would now or hereafter render usurious, or are revised, repealed or judicially interpreted so as to render usurious, any amount called for under this Note, or contracted for, charged or received with respect to the loan evidenced by this Note, or if any prepayment by Borrower results in Borrower’s having paid any interest in excess of that permitted by law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender be credited to the principal balance of this Note (or, if this Note has been paid in full, refunded to Borrower), and the provisions of this Note immediately be deemed reformed and the amounts therefor collectible hereunder reduced, without the necessity of execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

Section 10.             General Provisions.  If any provision of this Note shall be invalid or unenforceable for any reasons, the same shall be ineffective, but the remainder of this Note shall not be affected thereby and shall remain in full force and effect.  Time is of the essence of each and every obligation of Borrower hereunder.  Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived by Borrower.  If the due date for any payment under this Note falls on a Saturday, Sunday or legal holiday, then such due date shall be extended to the next business day.  None of the terms or provisions of this Note may be waived, altered, modified or amended except by a writing signed by Lender and Borrower.  The provisions of this Note shall be governed by the laws of the state of California.  The covenants, terms and conditions hereof shall bind the heirs, successors and assigns of Borrower and shall inure to the benefit of the successors and assigns of Lender.  The Borrower may not assign or transfer any interest hereunder without the prior written consent of the Lender.  Without requiring the consent of the Borrower, the Lender may assign to one or more other entities all or a portion of its rights and obligations under this Note.  Borrower consents that Lender may extend the time for payment or otherwise modify the terms of payment or any part of the whole of the debt evidenced by this Note, at the request of any person liable hereon, and such consent shall not alter nor diminish the liability of any person.  Borrower hereby waives the defense of the statute of limitations in any action on this Note to the extent permitted by law.  All covenants of liability shall be a joint and several obligation.

Section 11.             Headings.  Article and section headings used in this Note are for convenience of reference only and shall not constitute a part of this Note for any other purpose or affect the construction of this Note.

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IN WITNESS WHEREOF, Borrower and Lender have executed this Note as of the date first set forth above.

BORROWER:

NEXTERA ENTERPRISES, INC.

By:	/s/ Antonio Rodriquez
Name:	Antonio Rodriquez
Title:	Chief Financial Officer

LENDER:

MOUNTE LLC

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary